SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

____________________________________________________________

(Name of Registrant as Specified In Its Charter)

____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐

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Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of a letter from Charles Morgan, the Company Leader, to the executive team of one of the Company's customers regarding the proposed acquisition.

June 19, 2007

Dear [Customer Name] Executive Team:

On May 16 Acxiom Corporation announced that it has entered into an agreement to be acquired by Silver Lake Partners and ValueAct Capital Partners. During the 60 days following the announcement Acxiom’s board of directors will entertain other companies’ offers to purchase our company, but it is very likely that Acxiom will be purchased by Silver Lake and ValueAct or some other interested party. While this is an exciting business development for us, I want you to know that it will not affect the services that we are providing to you.

For more than 35 years Acxiom has grown its business through the value we provide, and the trust we earn, from our clients. I want to assure you personally that our associates are dedicated to fulfilling our commitments to you and to continue to be your business solutions partner.

The fact that we are the leader in a competitive arena – providing cutting-edge technology and best-in-class information management solutions – was a key reason that Silver Lake and ValueAct made this offer. I hope that you can see the connection between our history of service and innovation to our clients and the decision by these private equity firms to make a substantial investment that, in fact, justifies the future potential of our business.

In communicating with our associates, I am reminding them that the Silver Lake and ValueAct agreement represents a change in ownership, not in leadership. Everyone at Acxiom – from the leadership team to the sales associates to the delivery experts – will continue to give you and your business our best ideas, our total focus and unmatched products and solutions to help you meet your business goals.

Sincerely,

/s/ Charles Morgan

Charles Morgan

Company Leader

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).